Exhibit 99.1

Viking Therapeutics Announces Closing of Public Offering of Common Stock

SAN DIEGO, CA – December 11, 2017 – Viking Therapeutics, Inc. (“Viking”) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced the closing of its previously announced underwritten public offering of 5,900,000 shares of its common stock, including 769,565 shares sold pursuant to the underwriters’ full exercise of their option to purchase additional shares to cover over-allotments, at a public offering price of $2.50 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by Viking.  The gross proceeds to Viking from this offering are expected to be approximately $14.8 million, before deducting underwriting discounts and commissions and other estimated offering expenses. Viking currently intends to use the net proceeds from the offering for continued development of its VK5211, VK2809 and VK0214 programs and for general research and development, working capital and general corporate purposes.

William Blair & Company, L.L.C. acted as sole book-running manager for the offering and Maxim Group LLC and Roth Capital Partners acted as co-managers for the offering.

The securities described above were offered by Viking pursuant to a shelf registration statement on Form S-3 (File No. 333-212134) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on June 20, 2016, as amended by Amendment No. 1 thereto, previously filed with the SEC on July 26, 2016, and declared effective on July 26, 2016.  A final prospectus supplement and accompanying prospectus related to the offering was filed with the SEC on December 7, 2017 and is available on the SEC’s website at http://www.sec.gov.  Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from William Blair & Company, L.L.C. at 150 North Riverside Plaza, Chicago, Illinois 60606, Attention: Prospectus Department, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives.  Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.  The company’s clinical programs include VK5211, an orally available, non-

steroidal selective androgen receptor modulator, or SARM, in Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist in Phase 2 development for hypercholesterolemia and non-alcoholic fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes.  Viking is also developing novel and selective agonists of the thyroid beta receptor for GSD Ia and X-linked adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Forward-Looking Statements

Viking cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. These statements are based on Viking’s current beliefs and expectations. These forward-looking statements include statements regarding the amount and anticipated use of proceeds from the offering. The inclusion of forward-looking statements should not be regarded as a representation by Viking that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties associated with market conditions and other risks and uncertainties inherent in Viking’s business, including those described in Viking’s periodic filings with the SEC and the prospectus supplement and related prospectus for this offering filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  There may be events in the future that Viking is unable to predict, or over which it has no control, and Viking’s business, financial condition, results of operations and prospects may change in the future. Viking assumes no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made, except as required by applicable law.  All forward-looking statements are qualified in their entirety by this cautionary statement. This cautionary statement is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

Viking Therapeutics, Inc.

Greg Zante, VP of Finance and Operations

858-704-4660

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com